Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Continental Holdings, Inc. 2006 Director Equity Incentive Plan, as amended and restated, of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedule of United Continental Holdings, Inc. and the effectiveness of internal control over financial reporting of United Continental Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 1, 2014